CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

                                AMIDEX FUNDS, INC
                                 ("Registrant")
                                   Form N-SAR
                              File Number 811-09123
                    For the annual period ended May 31, 2004

Sub item 77K: Changes in registrant's certifying accountants.

See the letters from the registrant and independent accountants filed as exhibits

Sub-Item 77K: Changes in registrant's certifying accountant

On January 23, 2004, McCurdy & Associates CPA's, Inc. ("McCurdy") notified the Funds of its intention to resign as the Funds' independent auditors upon selection of replacement auditors.

On February 27, 2004, the Funds' Audit Committee and Board of Directors selected Cohen McCurdy, Ltd. ("Cohen") to replace McCurdy as the Funds' auditors for the fiscal year ending March 31, 2004, to be effective upon the resignation of McCurdy.

On March 12, 2004, upon receipt of notice that Cohen was selected as the Funds' auditor, McCurdy, whose audit practice was acquired by Cohen, resigned as independent auditors to the Fund. McCurdy's reports on the AMIDEX Funds, Inc. financial statements for the fiscal year ended May 31, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years stated above, there were no disagreements with McCurdy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McCurdy would have caused the Advisor to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements for such periods.

Neither the Funds nor anyone on its behalf consulted with Cohen on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).


By: /s/ Clifford A. Goldstein                           7/31/2004
   --------------------------------                     ------------------------
   Clifford A. Goldstein, President                     Date
   AMIDEX Funds, Inc.

June 1, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form N-SAR dated May 31, 2004, of the AMIDEX Funds, Inc. with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

McCurdy & Associates CPA's, Inc.


By /s/ James T. McCurdy
  ---------------------------------
  James T. McCurdy

cc: AMIDEX Funds, Inc.